Exhibit 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Christine M. Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS DECEMBER 31, 2009 RESULTS

Operating loss and net loss allocable to common shareholders decrease 65% compared to fiscal 2008

PORTLAND, OR – March 17, 2010 – Bioject Medical Technologies Inc. (OTCBB: BJCT), an innovative developer and manufacturer of needle-free injection therapy systems, today reported financial results for the year and quarter ended December 31, 2009.

For the year ended December 31, 2009, Bioject reported revenues of $6.7 million compared to revenues of $6.5 million in 2008. Product sales were $6.1 million in 2009 compared to $5.8 million in 2008. License and technology fees for 2009 were $599,000 compared to $667,000 in 2008. The Company reported an operating loss of $884,000 and net loss allocable to common shareholders of $1.1 million for 2009, compared to an operating loss of $2.5 million and net loss allocable to common shareholders of $3.3 million for 2008, representing a 65% decrease in both operating loss and net loss allocable to common shareholders. Included in the 2009 operating loss was $374,000 in non-cash compensation expense related to the fair value of options, restricted stock and other stock issuances and $728,000 of depreciation, amortization and write-off of patents compared to $922,000 in non-cash compensation expense and $964,000 of depreciation, amortization and write-off of goodwill and patents in 2008. Cash at December 31, 2009 was $1.1 million.

Basic and diluted net loss per share allocable to common shareholders for the year ended December 31, 2009 was $0.07 per share on 17.0 million weighted average shares outstanding compared to a net loss per share allocable to common shareholders of $0.20 per share on 15.9 million weighted average shares outstanding for 2008.

For the quarter ended December 31, 2009, Bioject reported revenues of $1.5 million, compared to revenues of $1.4 million in the comparable year ago quarter. Product sales were $1.3 million compared to fourth quarter 2008 product sales of $1.2 million. The Company reported a quarterly operating loss and a net loss allocable to common shareholders of $390,000 and $395,000, respectively, in the fourth quarter of 2009 compared to an operating loss and a net loss allocable to common shareholders of $484,000 and $448,000, respectively, in the comparable year ago period.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended December 31, 2009 was $0.02 per share on 17.2 million weighted average shares outstanding compared to a net loss of $0.03 per share on 16.2 million weighted average shares outstanding for the same period last year.

“While 2009 was a very challenging year for the Company, we continued to advance by reducing total operating expenses over the prior year-ago time period by $1.4 million, or 16%. Bioject was also successful in reducing the operating loss by 65% for the full year 2009, as compared to 2008.

In addition, we eliminated over $1.36 million in debt during 2009, $660,000 in cash and $702,000 from the conversion of debt into preferred shares. We were also able to secure an additional $500,000 of new capital investment by year-end 2009,” said Bioject’s President and Chief Executive Officer, Ralph Makar. “While we have taken positive steps to manage expenses wisely and expand partnership discussions with new organizations, we continue to explore a number of strategic opportunities to increase our revenues and to address our need for additional capital in 2010. Recent positive events, such as the announcement of our strategic alliance with MPI Research, the elimination of our existing debt and the additional cash infusion, are encouraging as we strive for a better future and to increase shareholder value. However, we must work diligently in order to close on new opportunities while also trying to minimize the ongoing business risk in this new year,” said Makar.

The Company will conduct a conference call to review fourth quarter and year-end results for the year ended December 31, 2009, on Thursday, March 18, 2010 at 10:00 a.m. Eastern Daylight Time. A live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to new or additional agreements with strategic partners, strategic opportunities, revenues, the Company’s ability to raise capital, and increased shareholder value. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™, SeroJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that additional capital may not be available on acceptable terms, if at all, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
RESULTS OF OPERATIONS:
Revenue
Net sales of products	$1,254	$1,236	$6,093	$5,806
Licensing and technology fees	243	122	599	667

	1,497	1,358	6,692	6,473

Expenses
Manufacturing	945	823	4,068	4,195
Research and development	482	542	1,563	2,173
Selling, general and administrative	460	477	1,945	2,602

Total operating expenses	1,887	1,842	7,576	8,970

Operating loss	(390)	(484)	(884)	(2,497)

Interest expense, net	(45)	(50)	(185)	(471)
Loss on extinguishment of debt	—	—	—	(598)
Change in fair value of derivative liabilities	56	98	(10)	522

Net Loss	(379)	(436)	(1,079)	(3,044)

Preferred stock dividend	(16)	(12)	(53)	(209)

Net loss allocable to common shareholders	$(395)	$(448)	$(1,132)	$(3,253)

Basic and diluted net loss per common share	$(0.02)	$(0.03)	$(0.07)	$(0.20)

Shares used in per share calculations	17,241,082	16,183,726	17,027,748	15,933,486

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Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash	$1,146	$1,352
Accounts receivable	899	477
Inventories	868	1,007
Other	21	75

	2,934	2,911

Property and equipment, net	1,070	1,609
Other assets, net	1,252	1,277

Total assets	$5,256	$5,797

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$125	$689
Current portion of long-term debt	—	651
Accounts payable and accrued liabilities	1,805	1,353
Derivative liabilities	32	23
Deferred revenue	276	490

	2,238	3,206
Long term liabilities:
Deferred revenue	1,222	1,348
Other long-term liabilities	348	310

Shareholders’ equity:
Preferred stock	9,282	8,027
Common stock	114,355	113,963
Accumulated deficit	(122,189)	(121,057)

	1,448	933

Total liabilities and shareholders’ equity	$5,256	$5,797

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